DWS High Income Opportunities Fund, Inc. (the
"Fund")

Sub-Item 77D: Policies with respect to security investments

Effective as of November 11, 2012, pursuant to applicable provisions of the 1940 Act and rules thereunder, the Fund's diversification sub-classification changed from non-diversified to diversified.